Intersections Inc. Announces Appointment of New Chief Financial Officer

CHANTILLY, VA.—Jan. 27, 2006

Intersections Inc. (Nasdaq: INTX) today announced the appointment of John Casey to the post of Executive Vice President and Chief Financial Officer, replacing Debra Hoopes. Michael Stanfield, Chief Executive Officer, stated “We are pleased to have found such an experienced and qualified manager to join us and fill the position being vacated by Debra’s departure.”

Previously, Mr. Casey has been the Executive Vice President and Chief Financial Officer for three publicly traded companies, including BWAY Corporation, Birmingham Steel Corporation and Safeskin Corporation. He has also served as the Treasurer of Spiegel, Inc., previously one of the largest direct marketers in the U.S. with $3.5 billion in annual sales. Most recently he served as Chief Financial Officer of Neurorecovery, Inc. until December 2005, after having been responsible for his own consulting business. Mr. Casey graduated from the University of Michigan with both an MBA in Corporate Finance and a Bachelor of Science degree in Industrial Engineering. He also earned a Master of Science degree in Taxation from DePaul University. Mr. Casey was employed on the audit and consulting staffs of Deloitte and Touche and he is a CPA.

Ms. Hoopes, will be leaving the company effective March 31, 2006, in order to pursue other opportunities. Debra joined Intersections in June of 2004 as Senior Vice President, Corporate Development and Investor Relations, and was named Chief Financial Officer in February of 2005. “We are appreciative of the excellent contribution Deb has made to the company and we wish her well in her future endeavors,” commented Michael Stanfield.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer credit management and identity theft prevention, detection and resolution services to the customers of many of North America’s largest financial services companies. By integrating our technology solutions, marketing capabilities, and end-to-end production and fulfillment infrastructure, we assist these companies in meeting the needs of their customers in a secure, efficient and ethical environment. We currently safeguard more than 5 million customers in the U.S. and Canada — including approximately 3.6 million subscribers to our service offerings and 1.4 million consumers who receive special services such as data breach mitigation and identity theft resolution. We receive those customers primarily through our partners, as well as direct-to-consumer through our IDENTITY GUARD® and SBGUARDIAN(SM) brands. Additionally, we offer pre-employment background screening through our wholly-owned subsidiary, American Background Information Services, Inc. Learn more about Intersections Inc. at www.intersections.com.